EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Inland American Real Estate Trust, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-122743) on Form S-11 of Inland American Real Estate Trust, Inc. of our report dated February 28, 2007, with respect to the consolidated balance sheets of Inland American Real Estate Trust, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations and other comprehensive income, stockholders’ equity, and cash flows for the years ended December 31, 2006 and 2005 and the period from October 4, 2004 (inception) to December 31, 2004, and the related financial statement schedule, which report appears in the December 31, 2006 annual report on Form 10-K of Inland American Real Estate Trust, Inc.

Chicago, Illinois

March 2, 2007